THIRD AMENDMENT TO LEASE
BETWEEN
EMERY STATION TRIANGLE, LLC (LANDLORD)
AND
AMYRIS, INC. (TENANT)
AT
5850 HOLLIS STREET, EMERYVILLE, CA
THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”), dated as of May 1, 2013, (the “Effective Date”) is entered into by and between EMERY STATION TRIANGLE, LLC a California limited liability company (“Landlord”), and AMYRIS, INC., a Delaware corporation as successor in interest to Amyris Biotechnologies, Inc. (“Tenant”), with reference to the following facts:
A.    Landlord and Tenant (as successor-in-interest to Amyris Biotechnologies, Inc., a California corporation) are parties to that certain Lease dated as of April 25, 2008 (the “Original Lease”), as amended by that certain letter agreement dated as of April 25, 2008 (the “Letter Agreement”) and by that certain Second Amendment to Lease dated as of February 5, 2010 (the “Second Amendment”). Landlord and Tenant acknowledge and agree that there never was a First Amendment to Lease. The Original Lease, as amended by the Letter Agreement, and the Second Amendment is referred to herein as the “Lease”.
B.     The Expiration Date of the Lease is April 30, 2018.
C.    The Premises (consisting of both the Original Premises and the Expansion Premises) measures 22,565 rentable square feet.
D.    Landlord and Tenant desire to amend the Lease to provide for extension of the Term and for the modification of the Base Rent and certain other terms, all as more particularly set forth below.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt whereof and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Scope of Third Amendment and Defined Terms.

(a)Except as expressly provided Third Amendment, the term “Lease” shall mean the Lease as modified by this Third Amendment.

(b)Capitalized terms used in this Third Amendment and not otherwise defined herein shall have the respective meanings set forth in the Lease.

2.Extension of Term. Notwithstanding anything in the Lease to the contrary, the Term of the Lease is extended to April 30, 2023 and the Expiration Date of the Lease is hereby modified to be April 30, 2023.

(a)Monthly Base Rent. Notwithstanding anything in the Lease to the contrary, commencing from and after April 30, 2013, the Monthly Base Rent shall be:

PERIOD	MONTHLY BASE RENT
5/1/2013 - 4/30/2014	$32,310.85
5/1/2014 - 4/30/2015	$33,797.62
5/1/2015 - 4/30/2016	$35,289.06
5/1/2016 - 4/30/2017	$36,785.31
5/1/2017 - 4/30/2018	$38,286.51
5/1/2018 - 4/30/2019	$39,792.83
5/1/2019 - 4/30/2020	$41,304.40
5/1/2020 - 4/30/2021	$42,821.38
5/1/2021 - 4/30/2022	$44,343.95
5/1/2022 - 4/30/2023	$45,872.26

3.Tenant Improvement Allowance Monthly Payments. From and after May 1, 2013, the obligation of Tenant to pay the Tenant Improvement Allowance Monthly Payments (as defined in Section 1.1(16) of the Original Lease) shall be released and Tenant shall have no obligations to make any further payments on account the Tenant Improvement Allowance (as defined in the Original Lease).

4.Section 2.6 Renewal Option. Section 2.6 of the Lease is hereby terminated and of no further force and effect.

5.Option Fee. The obligation of Tenant to pay the additional fixed amount of $2,000.20 per month as provided in Section 1.1(8) of the Original Lease will remain in full force and effect to and including April 30, 2018.

6.Brokers.

(a)Each of Landlord and Tenant respectively represents and warrants to the other that neither it nor anyone acting on its behalf has dealt with any real estate broker or finder who might be entitled to a commission based upon the subject matter of this Third Amendment and no discussions or negotiations were had with any broker or finder concerning the subject matter of this Third Amendment.

(b)    Each of Landlord and Tenant respectively agrees to indemnify and defend the other against and hold the other harmless from any claims of brokerage commissions arising out of any discussions or negotiations allegedly had by the other with any other broker or brokers in connection with this Third Amendment.

7.Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Third Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Third Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

8.California Law. This Third Amendment shall be construed and governed by the laws of the State of California.

9.Attorneys' Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, any unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees (including costs and expenses incurred in connection with all appeals) incurred by the successful party, and these costs, expenses and attorneys' fees may be included in and as part of the judgment. A successful party shall be any party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment.

10.Authority. This Third Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Third Amendment.

11.Entire Agreement; No Amendment.

(a)This Third Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter.

(b)Except as expressly provided in this Third Amendment, the Lease and the Storage Agreement shall remain in full force and effect.

(c)This Third Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.

(d) Each party acknowledges that it has read this Third Amendment, fully understands all of this Third Amendment's terms and conditions, and executes this Third Amendment freely, voluntarily and with full knowledge of its significance. This Third Amendment is entered into by the parties with and upon advice of counsel.

12.Patriot Act Representations.

(a)    Tenant Representations. As an inducement to Landlord to enter into this Third Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity, or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule, or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person (any such person, group, entity, or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity, or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity, or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Leased Land or the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person.
(b)    Landlord Representations. As an inducement to Tenant to enter into this Third Amendment, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity, or nation named on any OFAC list or any similar list or by any law, order, rule, or regulation or any Executive Order of the President of the United States as a Prohibited Person; (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity, or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Landlord (nor any person, group, entity, or nation which owns or controls Landlord, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person.
13.Equal Opportunity. Tenant is committed to the provisions outlined in the Equal Opportunity Clauses of Executive Order 11246, (41 CFR 60-1.4), section 503 of the Rehabilitation Act of 1973, (41 CFR 60-741.5(a)), section 402 of the Vietnam Era Veterans Readjustment Act of 1974, (41 CFR 60-250.5(a)), and, the Jobs for Veterans Act of 2003, (41 CFR 60-300.5(a)) as well as any other regulations pertaining to these orders.

14.Severability. If any provision of this Third Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Third Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

15.Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Third Amendment.

16.Captions and Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Third Amendment.

17.Counterparts; PDF.

(a)    This Third Amendment may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Third Amendment shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.
(b)    This Third Amendment may be executed on so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this letter to the same extent as if such party had received an original counterpart.
IN WITNESS WHEREOF, the undersigned have duly executed this Third Amendment as of the Effective Date.

TENANT:        LANDLORD:
AMYRIS, INC.        EMERYSTATION TRIANGLE, LLC,
a Delaware corporation        a California limited liability company
By: /s/ Steven R. Mills        By: /s/ Richard K. Robbins
Print Name: Steven R. Mills         Richard K. Robbins
Its: Chief Financial Officer        Its: Managing Member

By: /s/ Gary H. Loeb
Name: Gary H. Loeb
Its: General Counsel